Exhibit 99.1

TWELVE DIRECTORS SLATED FOR GRAINGER’S BOARD TO BE VOTED ON AT THE COMPANY’S ANNUAL MEETING ON APRIL 27, 2022

CHICAGO, February 16, 2022 – W.W. Grainger, Inc. (NYSE: GWW) today announced that the Board of Directors has selected a slate of nominees to serve for the 2022-2023 period. The 12 candidates, all current Board members, to be voted on at the 2022 annual meeting of shareholders are:

Rodney C. Adkins

V. Ann Hailey

Katherine D. Jaspon

Stuart L. Levenick

D.G. Macpherson

Neil S. Novich

Beatriz R. Perez

Michael J. Roberts

E. Scott Santi

Susan Slavik Williams

Lucas E. Watson

Steven A. White

After 23 years of service, Brian P. Anderson is retiring from the Board following the 2022 annual meeting of shareholders. Mr. Anderson has been a Board member of W.W. Grainger, Inc., since 1999 and served as Lead Director and as a member and Chairman of the Audit and Board Affairs and Nominating Committees.

Grainger Chairman and CEO, D.G. Macpherson, said, “On behalf of the Board of Directors, I would like to thank Brian Anderson for his leadership, strategic insight, innovative thinking and invaluable contributions to Grainger over the past 23 years.”

About Grainger

W.W. Grainger, Inc., with 2021 sales of $13.0 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with a wide range of product categories that keep customer operations running and their people safe. The Company also delivers services and solutions, such as technical support and inventory management, to provide tangible value and save customers time and money. Grainger offers more than 2 million maintenance, repair and operating (MRO) products in its High-Touch Solutions assortment and more than 30 million products through its expanding Endless Assortment offering. For more information, visit www.grainger.com.